Exhibit 4.7
Consent of Peter Grieve
     I, Peter Grieve, hereby confirm that I have read the Offer and Circular of Fronteer Development Group Inc. (the “Company”) furnished with the Company’s offer dated January 23, 2009 to purchase all of the issued and outstanding common shares of Aurora Energy Resources Inc., which Offer and Circular incorporates by reference the Company’s annual information form dated March 27, 2008 for the year ended December 31, 2007 (the “AIF”).
     I hereby consent to the use of my name in connection with references to my preparation or involvement in the preparation of the technical report dated March 30, 2007 entitled “Technical Report on the Pirentepe and Halilaða Exploration Properties, Çanakkale, Western Anatolia, Turkey” (the “Technical Report”) in the AIF or other documents incorporated by reference therein. I further consent to the inclusion in the Offer and Circular and the registration statement on Form F-8 filed with the United States Securities and Exchange Commission (the “Registration Statement”) of the Technical Report (through the inclusion by way of incorporation by reference of the AIF in the Offer and Circular) and of extracts from or a summary of the Technical Report in the Offer and Circular and the Registration Statement or any documents incorporated by reference therein.
     I also hereby confirm that I have read the Technical Report and extracts from or a summary of the Technical Report contained in the Offer and Circular and the Registration Statement by way of incorporation by reference of the AIF and that I have no reason to believe there are any misrepresentations in the information contained therein that is derived from the Technical Report or that is within my knowledge as a result of the services that I have performed in connection with the Technical Report.

January 23, 2009	(signed) Peter Grieve
Peter Grieve, M.Sc., M.A.I.G.